Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan of Alexza Pharmaceuticals, Inc. of our reports dated March 9, 2010, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Alexza Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
January 7, 2011